Exhibit 10.31

PREFERRED STOCK

PURCHASE AGREEMENT

by and among

ROLLER BEARING HOLDING COMPANY, INC.,

ROLLER BEARING COMPANY OF AMERICA, INC.,

WHITNEY V, L.P.

And

Dr. Michael J. Hartnett

Dated as of February 6, 2003

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.01	Definitions
1.02	Accounting Terms: Financial Statements
1.03	Knowledge of the Company

ARTICLE 2 PURCHASE AND SALE OF THE CLASS A SHARES
2.01	Purchase and Sale of the Class A Shares
2.02	Closing
2.03	Payment for and Delivery of Class A Shares
2.04	Whitney Fees and Expenses

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01	Existence and Power
3.02	Authorization; No Contravention
3.03	Governmental Authorization; Third Party Consents
3.04	Binding Effect
3.05	Compliance with Laws; Private Sale; Voting Agreements
3.06	No Default or Breach
3.07	Capitalization; Class A Shares and Conversion Shares
3.08	Subsidiaries
3.09	SEC Reports; Financial Condition
3.10	Disclosure
3.11	Absence of Certain Changes or Events
3.12	Broker’s, Finder’s or Similar Fees
3.13	Potential Conflicts of Interest
3.14	Cure of December Defaults
3.15	Restated Charter
3.16	Inducement

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
4.01	Representations and Warranties of Whitney V
4.02	Representations and Warranties of Hartnett

ARTICLE 5 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASERS TO PURCHASE THE CLASS A SHARES
5.01	Representations and Warranties
5.02	Consents and Approvals
5.03	No Material Judgment or Order
5.04	No Litigation
5.05	Purchase of Securities Permitted by Applicable Laws
5.06	Restated Charter
5.07	Opinions of Counsel

i

5.08	Good Standing Certificates
5.09	Officer’s Certificate
5.10	RBCA Officer’s Certificate
5.11	Amended Stockholders Agreement
5.12	Contemporaneous Participation
5.13	Payment of Whitney Fees

ARTICLE 6 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO SELL AND ISSUE THE CLASS A SHARES
6.01	Purchase Price
6.02	Representations and Warranties
6.03	No Material Judgment or Order
6.04	No Litigation
6.05	Sale of Securities Permitted by Applicable Laws

ARTICLE 7 COVENANTS
7.01	Public Announcements
7.02	Use of Proceeds
7.03	Schaublin Refinancing; Redesignation
7.04	Trustee Matters
7.05	Covenant to Consult with Whitney
7.06	Restrictive Covenants

ARTICLE 8 INDEMNIFICATION
8.01	Indemnification
8.02	Procedure; Notification
8.03	Manner of Payment
8.04	Taxes
8.05	Exclusive Remedy

ARTICLE 9 COVENANTS REGARDING SENIOR PREFERRED SHARES
9.01	Special Call Option on Class A Shares
9.02	Priority of Preferred Stock
9.03	Reservation of Shares; Other Assurances

ARTICLE 10 MISCELLANEOUS
10.01	Survival of Representations and Warranties
10.02	Notices
10.03	E-Documents
10.04	Successors and Assigns
10.05	Amendment and Waiver
10.06	Signatures; Counterparts
10.07	Headings
10.08	GOVERNING LAW
10.09	JURISDICTION, WAIVER OF JURY TRIAL, ETC.

ii

10.10	Severability
10.11	Rules of Construction
10.12	Entire Agreement
10.13	Expenses
10.14	Publicity
10.15	Further Assurances
10.16	No Strict Construction

Disclosure Schedules

Schedule 3.03	—	Governmental Authorizations; Third Party Consents
Schedule 3.06	—	Defaults
Schedule 3.08	—	Subsidiaries
Schedule 3.11	—	Certain Changes and Events

Exhibits

iii

PREFERRED STOCK PURCHASE AGREEMENT

This PREFERRED STOCK PURCHASE AGREEMENT is dated as of February 6, 2003 (this “Agreement”), and made by and among Roller Bearing Holding Company, Inc., a Delaware corporation (the “Company”), Roller Bearing Company of America, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company (“RBCA”), Whitney V, L.P., a Delaware limited partnership (“Whitney V”), and Dr. Michael J. Hartnett (“Hartnett” and together with Whitney V, the “Purchasers”).  The Purchasers, the Company and RBCA are sometimes referred to herein collectively as the “Parties” and each individually as a “Party”.

Pursuant to (i) the right of first offer granted to Whitney V in Section 3 of the Stockholders Agreement, and (ii) the participation rights granted to Hartnett in Section 3 of the Stockholders Agreement, the Purchasers desire to purchase from the Company, and the Company desires to sell and issue to the Purchasers, an aggregate amount of 1,008.41 shares of the Company’s Class A Preferred Stock, par value $.01 per share (the “Class A Preferred Stock”), for an aggregate purchase price equal to $3,025,230.

In consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.01        Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean any Person (a) directly or indirectly controlling, controlled by, or under common control with, the Company, (b) directly or indirectly owning or holding five percent (5%) or more of any equity interest in the Company, or (c) five percent (5%) or more of whose voting stock or other equity interest is directly or indirectly owned or held by the Company.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Amended Stockholders Agreement” shall mean the Second Amended and Restated Stockholders Agreement, of the date hereof in the form attached hereto as Exhibit F.

“Audited Financial Statements” shall have the meaning assigned to that term in Section 3.09(b).

“Blockage Amount’ shall have the meaning assigned to that term in Section 8.03.

“Blockage Opinion” shall have the meaning assigned to that term in Section 8.03.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.

“By-laws” shall mean, unless the context in which such term is used otherwise requires, the By-laws of the Company as in effect on the date hereof (a copy of which is attached hereto (together with the Restated Charter) as Exhibit A).

“Call Price” shall mean, with respect to any Class A Share, the Stated Value of such share plus all accumulated and accrued and unpaid but not yet accumulated dividends thereon (calculated in accordance with the terms of the Restated Charter).

“Capital Contribution” shall have the meaning assigned to that term in Section 7.02.

“Class A Common” shall mean the Class A Common Stock, par value $.01 per share, of the Company.

“Class A Preferred Stock” shall have the meaning assigned to that term in the recitals to this Agreement.

“Class A Shares” shall have the meaning assigned to that term in Section 2.01.

“Class B Common” shall mean the Class B Supervoting Common Stock, $0.01 par value per share, of the Company.

“Class B Preferred Stock” shall mean the Class B Exchangeable Convertible Participating Preferred Stock, $0.01 par value per share, of the Company.

“Class C Preferred Stock” means the Class C Redeemable Preferred Stock, par value $.01 per share, of the Company.

“Class D Preferred Stock” means the Class D Redeemable Preferred Stock, par value $.01 per share, of the Company.

“Closing” shall have the meaning assigned to that term in Section 2.02.

“Closing Date” shall have the meaning assigned to that term in Section 2.02.

“Commission” shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” shall mean, collectively, the Class A Common and the Class B Common.

“Company” shall have the meaning assigned to that term in the first paragraph of this Agreement.

“Company Indenture” shall mean the Indenture dated as of June 15, 1997, among the Company and United States Trust Company of New York, as Trustee.

“Condition of the Company” shall mean the assets, business, properties, prospects, operations or financial condition of the Company and its Subsidiaries, taken as a whole.

“Contingent Obligation” as applied to any Person, shall mean any direct or indirect liability, contingent or otherwise, of that Person:  (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; or (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, and (c) any liability of such Person for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another.  The amount of any Contingent Obligation will be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

“Contractual Obligations” shall mean as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument or arrangement (whether in writing or otherwise) to which such Person is a party or by which it or any of such Person’s property is bound.

“Credit Agreement” shall mean the Credit Agreement dated as of May 30, 2002, by and among RBCA, certain of its Subsidiaries, the lenders signatory thereto and General Electric Capital Corporation and GECC Capital Markets Group, Inc. (including without limitation the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“December Defaults” shall mean, collectively, the defaults under Section 4.04 of the RBCA Indenture caused by the following cash payments: (i) the $518,700 payment by RBCA to Schaublin on December 10, 2002; (ii) the $450,000 payment by RBCA to Schaublin on December 13, 2002; and (iii) the $2,506,530 payment by RBCA to Holdings on December 13, 2002.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Existing Warrants” shall have the meaning assigned to that term in Section 3.07(a).

“Financial Statements” shall mean the Audited Financial Statements and the Unaudited Financial Statements.

“First Purchase Agreement” shall mean that certain Stock Purchase Agreement dated as of November 20, 2000, among the Company, Michael J. Hartnett, Hartnett Family Investments, L.P. and Whitney Acquisition II, Inc.

“GAAP” shall mean generally accepted accounting principles in effect from time to time within the United States, consistently applied.

“Governmental Authority” shall mean the government of any nation, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Hartnett” shall have the meaning assigned to that term in the first paragraph of this Agreement.

“Indebtedness” shall mean as to any Person (i) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers’ acceptances, whether or not matured), (ii) all indebtedness, obligations or liability of such Person (whether or not evidenced by notes, bonds, debentures or similar instruments) whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several, that should be classified as liabilities in accordance with GAAP, including, without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit or obligations in respect of bankers acceptances, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (iv) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (vii) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clause (vi) above) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (viii) any Contingent Obligation of such Person.

“Indemnification Shares” shall have the meaning assigned to that term in Section 8.03.

“Junior Securities” shall mean all series and classes of capital stock of the Company or its successor other than the Class A Preferred Stock.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, claim, restriction or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever including, without limitation, (i) those created under applicable community property laws or similar laws, (ii) those created by, arising under or evidenced by any conditional sale or other title retention agreement, (iii) the interest of a lessor under a capital lease obligation, or (iv) any financing lease having substantially the same economic effect as any of the foregoing.

“MWE” shall have the meaning assigned to that term in Section 5.07 of this Agreement.

“Party” and “Parties” shall have the meanings assigned to those terms in the first paragraph of this Agreement.

“Person” shall mean any individual, firm, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Prior Purchase Agreements” shall mean, collectively, the First Purchase Agreement and the Second Purchase Agreement.

“Purchasers” shall have the meaning assigned to that term in the first paragraph of this Agreement.

“Purchase Price shall have the meaning assigned to that term in Section 2.01.

“RBCA” shall have the meaning assigned to that term in the first paragraph of this Agreement.

“RBCA Board” shall mean the board of directors of RBCA.

“RBCA Indenture” shall mean the Indenture dated as of June 15, 1997, among RBCA, certain Subsidiaries of RBCA, and United States Trust Company of New York, as Trustee.

“Requirements of Law” shall mean as to any Person, provisions of the Certificate of Incorporation and By-laws or other organizational or governing documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

“Restated Charter” shall mean the Amended and Restated Certificate of Incorporation of the Company which shall be in effect as of the Closing in the form attached hereto (together with the By-Laws) as Exhibit A.

“Schaublin” means Schaublin Holdings S.A., a Subsidiary of RBCA.

“SEC Reports” shall mean all forms, reports, statements and other documents (including exhibits, annexes, supplements and amendments to such documents) required to be filed by the Company or any of its Subsidiaries, or sent or made available by any such Person to its security holders, under the Exchange Act or the Securities Act since January 1, 1998.

“Second Purchase Agreement” shall mean that certain Preferred Stock Purchase Agreement dated as of July 25, 2002, among the Company, RBCA, Michael J. Hartnett and Whitney V.

“Securities Act” shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations thereunder as the same shall be in effect at the time.

“Senior Preferred Shares” means, collectively, the Class A Shares and the Indemnification Shares.

“Stated Value” shall mean, with respect to each Class A Share, an amount equal to $3,000.

“Stockholders Agreement” shall mean the Amended and Restated Stockholders’ Agreement of the Company entered into on July 25, 2002, by and among the Purchasers, the Company and certain other stockholders of the Company.

“Subsidiary” shall mean, with respect to any Person, a corporation or other entity of which 50% or more of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Transactions” means the purchase and sale transaction contemplated under Section 2.01 hereof, together with all other transactions contemplated hereunder or incidental thereto.

“Trustee” means The Bank of New York in its capacity as trustee under the RBCA Indenture, as successor to United States Trust Company of New York.

“Unaudited Financial Statements” shall have the meaning assigned to that term in Section 3.09(b).

“Whitney” shall mean Whitney & Co, LLC.

“Whitney V” shall have the meaning assigned to that term in the first paragraph of this Agreement.

“Whitney Fees” shall have the meaning assigned to that term in Section 2.04..

1.02        Accounting Terms: Financial Statements.  All accounting terms used herein and not expressly defined in this Agreement shall have the respective meanings given to them in conformance with GAAP.

1.03        Knowledge of the Company.  All references to the knowledge of the Company or to facts known by the Company shall mean actual knowledge or notice of Hartnett, Anthony S. Cavalieri, Robert Crawford or Jane Bohrer.

ARTICLE 2

PURCHASE AND SALE OF THE CLASS A SHARES

2.01        Purchase and Sale of the Class A Shares.  Subject to the terms and conditions set forth herein, at the Closing the Company shall issue and sell to the Purchasers (in the amounts set forth on the attached Schedule I), and the Purchasers shall purchase from the Company, 1,008.41 shares of Class A Preferred Stock (the “Class A Shares”) for an aggregate cash purchase price of $3,025,230 (the “Purchase Price”).

2.02        Closing.  The closing of the purchase and sale of the Class A Shares hereunder (the “Closing”) shall take place at the offices of Kirkland & Ellis at 153 East 53rd Street, New York, New York 10022, at 10:00 A.M. local time on February 4, 2003, or at such other place and hour as the parties may mutually agree.  The date upon which the Closing occurs is referred to herein as the “Closing Date”.

2.03        Payment for and Delivery of Class A Shares.  At the Closing, the Company shall issue and deliver to each Purchaser stock certificates duly executed and registered in the name of such Purchaser evidencing ownership of the number of Class A Shares set forth opposite such Purchaser’s name on the attached Schedule I, against payment by such Purchaser of the portion of the Purchase Price set forth opposite such Purchaser’s name on the attached

Schedule I by wire transfer of immediately available funds to the account designated by the Company.

2.04        Whitney Fees and Expenses.  As consideration for purchasing the Class A Shares hereunder, at the Closing the Company or RBCA shall (i) pay a closing fee to Whitney in an amount equal to $151,261.50 and (ii) reimburse Whitney for all fees and expenses (including, but without limitation, reasonable fees, charges and disbursements of counsel and consultants) incurred in connection with (A) the preparation, negotiation, execution, delivery and performance of this Agreement and any other documents relating to the Transactions, (B) Whitney’s due diligence investigation of the Company in connection with the Transactions, and (C) the investigation of the events and circumstances leading up to the investment hereunder.  The Company or RBCA will pay the closing fee and expenses contemplated by this Section 2.04 (collectively, the “Whitney Fees”) on the Closing Date by wire transfer of immediately available funds to an account or accounts designated by Whitney.  In addition, in the event the Transactions are not consummated, the Company or RBCA will promptly reimburse Whitney for all fees and expenses described in clause (ii) above.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each of the Company and RBCA hereby jointly and severally represents and warrants to the Purchasers as follows:

3.01        Existence and Power.  Each of the Company and its Subsidiaries (i) is a corporation, limited liability company, partnership or similar entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and (ii) has the power and authority to execute, deliver and perform its obligations hereunder and in connection with the Transactions.  Each of the Company and its Subsidiaries (a) has all requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed to be, engaged, and (b) is duly qualified as a foreign corporation or business entity, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except in the case of this clause (b) where the failure to be so qualified would not reasonably be expected to have a material and adverse effect on the Condition of the Company.

3.02        Authorization; No Contravention.  The execution, delivery and performance by the Company and RBCA of this Agreement and the Amended Stockholders Agreement, and the consummation of the Transactions: (i) has been duly authorized by all necessary corporate action on the part of the Company and RBCA; (ii) do not and shall not contravene the terms of the Restated Charter, the Bylaws or similar governing documents of RBCA, or any Requirement of Law applicable to the Company or RBCA’s assets, business or properties; (iii) do not and will not (a) conflict with, contravene, result in any violation or breach of or default under (with or without the giving of notice or the lapse of time or both), (b) create in any other Person a right or claim of termination or amendment, or (c) require modification, acceleration or cancellation of any Contractual Obligation of the Company or any of its Subsidiaries (including, without limitation, the RBCA Indenture, the Company Indenture and the Credit Agreement), and (iv) do not and shall not result in the creation of any Lien (or obligation to create a Lien) against any property, asset or business of the Company or any of its Subsidiaries (other than in connection with the Credit Agreement), except in the case of clause (iii) above as it pertains to Contractual Obligations other than the Company Indenture, the RBCA Indenture or the Credit Agreement, where such conflict, violation, breach or default or right, claim or requirement would not reasonably be expected to have a material adverse effect on the Condition of the Company.

3.03        Governmental Authorization; Third Party Consents.  Except as set forth on Schedule 3.03, no approval, consent or, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law or Contractual Obligation, and no lapse of a waiting period under a Requirement of Law or Contractual Obligation, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or its Subsidiaries of this Agreement, the Amended Stockholders Agreement or the consummation of the Transactions (including, without limitation, the payment of the Whitney Fees and the creation and performance of the obligations under Article 8 hereof).

3.04        Binding Effect.  Each of this Agreement and the Amended Stockholders Agreement has been duly executed and delivered by the Company and RBCA and this Agreement constitutes the legal, valid and binding obligation of the Company and RBCA enforceable against the Company and RBCA in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity relating to enforceability.

3.05        Compliance with Laws; Private Sale; Voting Agreements.

(a)           Since July 25, 2002, neither the Company nor any of its Subsidiaries have failed to comply with any Requirement of Law in any material respect (other than any instance of noncompliance reflected in Schedule 3.06 to the Second Purchase Agreement).

(b)           The Company has not violated any applicable federal or state securities laws in connection with the offer, sale and issuance of any of its capital stock.  Assuming the accuracy of the Purchaser’s representations and warranties contained herein, neither the offer, sale and issuance of the Class A Shares hereunder nor the issuance and delivery of any Indemnification Shares hereunder requires or will require registration under the Securities Act or any state securities laws.

(c)           To the Company’s knowledge, other than the Stockholders Agreement there are no agreements obligating any of its stockholders to vote as directed by another Person or any proxies granted by any stockholder.

3.06        No Default or Breach.  Except for the December Defaults and as set forth on Schedule 3.06, the Company and its Subsidiaries are in compliance with all obligations arising under the Credit Agreement, the Indenture, the Company Indenture and each other material Contractual Obligation of the Company or its Subsidiaries, except in the case of such other material Contractual Obligation of the Company or its Subsidiaries as would not reasonably be expected to have a material adverse effect on the Condition of the Company.  Neither the creation nor performance of any of the obligations of the Company or RBCA under this Agreement or the Amended Stockholders Agreement or the consummation of the Transactions constitute, nor with the giving of notice or lapse of time or both would constitute, a default under or with respect to the Credit Agreement, the RBCA Indenture, the Company Indenture or any other material Contractual Obligation of the Company or any Subsidiary, except in the case of such other material Contractual Obligation of the Company or its Subsidiaries as would not reasonably be expected to have a material adverse effect on the Condition of the Company.

3.07        Capitalization; Class A Shares and Conversion Shares.

(a)           As of the date hereof prior to the issuance of the Senior Preferred Shares: (i) the authorized capital stock of the Company consists of 10,000,000 shares of Class A Common, 10,000,000 shares of Class B Common, 15,500 shares of Preferred Stock, 240,000 shares of Class B Preferred Stock, 900,000 shares of Class C Preferred Stock, and 240,000 shares of Class D Preferred Stock; (ii) the issued and outstanding capital stock of the Company consists of 2,475,460.8 shares of Class A Common, 100 shares of Class B Common and 240,000 shares of Class B Preferred Stock; (iii) no shares of Preferred Stock, Class C Preferred Stock or Class D Preferred Stock are issued or outstanding; (iv) sufficient shares of Class A Common are reserved for issuance upon conversion of the Class B Common; (v) sufficient number of Class A Common Stock, Class C Preferred Stock and Class D Preferred Stock are reserved for issuance upon conversion or exchange of the Class B Preferred Stock; (vi) 476,847 shares of Class A Common and 549,146 shares of Class B Common are reserved for issuance upon the exercise of outstanding warrants (the “Existing Warrants”); and (vii) sufficient shares of Class A Common are reserved for issuance pursuant to the exercise of stock options issued or issuable in accordance with the terms of one or more stock option plans of the Company, which plans shall have been approved by the Board of Directors (“Management Options”).  The Management Options, the Existing Warrants and all outstanding shares of capital stock of the Company have been duly authorized by all necessary corporate action.  All outstanding shares of capital stock of the Company are, and shares of Common Stock, Class C Preferred Stock and Class D Preferred Stock issuable upon exercise of the outstanding Class B Preferred Stock, Management Options or the Existing Warrants or upon the conversion of the Class B Common Stock, when issued and paid for in accordance with the provisions of those instruments, shall be, validly issued, fully paid and nonassessable and shall be free and clear of all Liens (other than Liens arising under the Stockholders Agreement or pursuant to applicable securities laws) other than Liens on the assets of, or arising from actions of, the holders of such securities.  Other than the outstanding Class B Preferred Stock, the Management Options and the Existing Warrants, as of the date hereof there are no outstanding securities convertible into or exchangeable for capital stock of the Company or options, warrants or other rights to purchase or subscribe to capital stock of the Company or contracts, commitments, agreements, understandings or arrangements of any kind to which the

Company is a party relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights.

(b)           The Class A Shares have been duly authorized and, when issued, paid for and delivered in accordance with this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any Liens (other than any restrictions on transfer under state and/or federal securities laws or the Stockholders Agreement) other than Liens on the assets of, or arising from actions of, the Purchasers.  If issued in accordance with the provisions hereof, the Indemnification Shares will be duly authorized, validly issued, fully paid and nonassessable, and will be free of any Liens (other than any restrictions on transfer under state and/or federal securities laws or the Stockholders Agreement) other than Liens on the assets of, or arising from actions of, the Purchasers.  The Indemnification Shares have been duly reserved for issuance pursuant to Article 8 hereof.  The issuance and delivery of the Class A Shares and the Indemnification Shares are not subject to any preemptive right of any stockholder of the Company or to any right of first refusal or other similar right in favor of any Person which has not been waived.

3.08        Subsidiaries.

(a)           Schedule 3.08 sets forth a complete and accurate list of all of the Subsidiaries of the Company together with their respective jurisdictions of incorporation or organization.  All of the outstanding shares of capital stock of, or other equity interests in, the Subsidiaries are validly issued, fully paid and nonassessable.  Except as set forth on Schedule 3.08, as of the Closing Date, all of the outstanding shares of capital stock of, or other ownership interests in, each of the Subsidiaries are owned by the Company or by a wholly owned Subsidiary free and clear of any Liens other than those related to the Company Indenture and the Credit Agreement.  No Subsidiary has outstanding options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Subsidiary to issue, transfer or sell any securities of the Subsidiary.

(b)           Except for the Subsidiaries of the Company, the Company does not own of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation, and (ii) any equity, voting or participating interest in any limited liability company, partnership, joint venture or other non-corporate business enterprises.

3.09        SEC Reports; Financial Condition.

(a)           The Company and its Subsidiaries have filed all SEC Reports and have made available to the Purchasers each SEC Report.  The SEC Reports, including, without limitation, any financial statements or schedules included or incorporated therein by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those SEC Reports and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those SEC Reports, in light of the circumstances under which they were made, not misleading.

(b)           The Company has furnished the Purchasers with true and complete copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of their fiscal year end for each of 1999, 2000, 2001 and the related consolidated statements of income, stockholders’ equity and cash flow, together with the notes thereto, of the Company and its Subsidiaries for the years then ended, together with the report of, with respect to fiscal years 1900 and 2000, Arthur Andersen LLP, and with respect to fiscal year 2001, Ernst & Young, LLP thereon (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheets of the Company and its Subsidiaries as of September 30, 2002 and the related consolidated statements of income, stockholders’ equity and cash flow, together with the notes thereto, of the Company and its Subsidiaries for the fiscal quarter ended September 30, 2002 (the “Unaudited Financial Statements”).  The Audited Financial Statements and the Unaudited Financial Statements accurately and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows of the Company and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved, except as otherwise set forth in the notes thereto and subject, in the case of the Unaudited Financial Statements, to normal year-end audit adjustments.  As of the dates of the Financial Statements, the Company had no obligation, indebtedness or liability (whether accrued, absolute, contingent or otherwise, known or unknown, and whether due or to become due), which was not reflected or reserved against in the balance sheets or the notes thereto which are part of the Financial Statements, except for those incurred in the ordinary course of business and which are fully reflected on the Company’s books of account and which, individually or in the aggregate, would not have a material adverse effect on the Condition of the Company.

3.10        Disclosure.  This Agreement, together with all exhibits and schedules hereto, and the agreements, certificates and other documents furnished to the Purchasers or their Affiliates by the Company and its Subsidiaries at the Closing, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

3.11        Absence of Certain Changes or Events.  Since September 28, 2002, except as set forth on Schedule 3.15 to the Second Purchase Agreement or Schedule 3.11 hereto, neither the Company nor any of its Subsidiaries has (i) issued any stock, bonds or other corporate securities, (ii) borrowed any amount or incurred any liabilities (absolute or contingent), other than in the ordinary course of business, in excess of $100,000, (iii) discharged or satisfied any Lien or incurred or paid any obligation or liability (absolute or contingent), other than in the ordinary course of business, in excess of $100,000, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, (vi) sold, assigned or transferred any of its tangible assets, other than sales of inventory or obsolete equipment in the ordinary course of business, or canceled any debts or claims, (vii) sold, assigned, licensed (other than grant of non-exclusive licenses in the ordinary course of business) or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets, (viii) suffered any losses of property, or waived any rights of substantial value, (ix) suffered any adverse change in the Condition of the Company, (x) granted any bonuses or extraordinary salary increases other than in the ordinary course of business, (xi) entered into any transaction involving consideration in excess of $250,000 other than in the ordinary course of business or as contemplated hereby or (xii) entered into any agreement or transaction, or amended or terminated any agreement, with an Affiliate (other than this Agreement).

3.12        Broker’s, Finder’s or Similar Fees.  Except as provided in Section 2.04 or fees payable to lenders under the Credit Agreement, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the Transactions based on any agreement, arrangement or understanding with the Company or any of its Subsidiaries or on any action taken by any such Person.

3.13        Potential Conflicts of Interest.  Except as set forth in Schedule 3.21 to the Second Purchase Agreement and except for the arrangements provided in this Agreement, no officer, director, stockholder or other security holder of the Company or any of its Subsidiaries (other than any Purchaser or its Affiliates):  (i) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person that is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, the Company or any of its Subsidiaries; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Company or any of its Subsidiaries uses in the conduct of business; or (iii) has any cause of action or other claim whatsoever against, or owes or has advanced any amount to, the Company or any of its Subsidiaries, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

3.14        Cure of December Defaults.  Upon the Closing of the sale and issuance of the Class A Shares, the contribution of the proceeds therefrom to RBCA as contemplated by Section 7.02 and the redesignation of Schaublin Holdings S.A., Schaublin SA, J. Bovagnet SA and Myonic SAS Les Ulis (F) as “restricted subsidiaries” under the RBCA Indenture and the Company Indenture, the December Defaults will have been cured, will cease to be continuing and will no longer serve as the basis for an “Event of Default” under the RBCA Indenture.

3.15        Restated Charter.  The Restated Charter has not been amended, restated, altered or modified since July 25, 2002.

3.16        Inducement.  The Company and RBCA acknowledge that the Purchasers have been induced to enter into this Agreement and the Transactions by, among other things, the representations and warranties contained in this Article 3.

ARTICLE 4

REPRESENTATIONS AND

WARRANTIES OF THE PURCHASERS

4.01        Representations and Warranties of Whitney V.  Whitney V hereby represents and warrants to the Company and RBCA as follows:

(a)           Authorization; No Contravention.  The execution, delivery and performance by it of this Agreement and the Amended Stockholders Agreement (i) is within its power and authority and has been duly authorized by all necessary action, (ii) does not contravene the terms of its organizational documents or any amendment thereof, and (iii) shall not violate, conflict with or result in any breach or contravention of any Requirement of Law or any of its Contractual Obligations, or any order or decree directly relating to it.

(b)           Binding Effect.  This Agreement and the Amended Stockholders Agreement has been duly executed and delivered by it and each of such agreements constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c)           Securities Laws Matters.  The Senior Preferred Shares to be acquired by Whitney V pursuant to this Agreement are being or shall be acquired for its own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to its right at all times to sell or otherwise dispose of all or any part of its Senior Preferred Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.  If Whitney V should in the future decide to dispose of any of its Senior Preferred Shares, Whitney V understands and agrees that it may do so only in compliance with the Securities Act, applicable state securities laws and the Stockholders Agreement, each as then in effect.  Whitney V agrees to the imprinting of a legend on the certificates representing all of its Senior Preferred Shares in the form and substance set forth in Section 2.1 of the Stockholders Agreement.

(d)           Governmental Authorization; Third Party Consent.  No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

(e)           Broker’s, Finder’s or Similar Fees.  Except as provided in Section 2.04, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Whitney V or any of its Affiliates or on any action taken by any such Person.

4.02        Representations and Warranties of Hartnett.  Hartnett hereby represents and warrants to the Company as follows:

(a)           Authorization; No Contravention.  Hartnett is competent and has all requisite authority to execute, deliver and perform his obligations under this Agreement and the Amended Stockholders Agreement.  The execution, delivery and performance by Hartnett of this Agreement and the Amended Stockholders Agreement shall not violate, conflict with or result in any breach or contravention of any Requirement of Law or any of his, the Company’s or its Subsidiaries’ Contractual Obligations, or any order or decree directly relating to him or such other Persons.

(b)           Binding Effect.  Each of this Agreement and the Amended Stockholders Agreement constitutes a legal, valid and binding obligation of Hartnett, enforceable against him in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(c)           Securities Laws Matters.  The Senior Preferred Shares to be acquired by Hartnett pursuant to this Agreement are being or shall be acquired for his own account and with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the securities laws of the United States of America, or any state, without prejudice, however, to his right at all times to sell or otherwise dispose of all or any part of his Senior Preferred Shares under an effective registration statement under the Securities Act, or under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control.  If Hartnett should in the future decide to dispose of any of his Senior Preferred Shares, Hartnett understands and agrees that he may do so only in compliance with the Securities Act, applicable state securities laws and the Stockholders Agreement, each as then in effect.  Hartnett agrees to the imprinting of a legend on the certificates representing his Senior Preferred Shares in the form and substance set forth in Section 2.1 of the Stockholders Agreement.

(d)           Broker’s, Finder’s or Similar Fees.  There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with Hartnett or any action taken by Hartnett.

(e)           Governmental Authorization; Third Party Consent.  No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by Hartnett or enforcement against Hartnett of this Agreement or the transactions contemplated hereby.

ARTICLE 5

CONDITIONS TO THE OBLIGATIONS OF THE

PURCHASERS TO PURCHASE THE CLASS A SHARES

The obligation of the Purchasers to purchase the Class A Shares from the Company at the Closing shall be subject to the satisfaction of, or waiver by the Purchasers of, the following conditions precedent on or before the Closing Date; provided, however, that the waiver by the Purchasers of any condition set forth in this Article 5 shall not be deemed a waiver of any breach of any representation, warranty, agreement, term or covenant or of any misrepresentation by the Company, except to the extent expressly so waived.

5.01        Representations and Warranties.  The representations and warranties of the Company and RBCA contained herein shall be true and correct in all material respects (other than any such representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as to a specific date, which representations and warranties shall be true and correct at and as of such date).

5.02        Consents and Approvals.  All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those material Contractual Obligations of the Company and its Subsidiaries necessary, desirable, or required in connection with the execution, delivery or performance by the Company and RBCA, or enforcement against the Company and RBCA, of this Agreement shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof.

5.03        No Material Judgment or Order.  There shall not be any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Purchasers, would prohibit the purchase of the Class A Shares hereunder or subject the Purchasers to any material penalty or other commercially unreasonable condition under or pursuant to any Requirement of Law if the Class A Shares were to be purchased hereunder.

5.04        No Litigation.  No action, suit, investigation or proceeding before any court or any Governmental Authority shall have been commenced against the Purchasers, the Company or any of its Subsidiaries (i) seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions, or (ii) which would, if resolved adversely to any such Person, severally or in the aggregate, have a material adverse effect on the Condition of the Company.

5.05        Purchase of Securities Permitted by Applicable Laws.  The acquisition of and payment for the Class A Shares hereunder and the consummation of each of the other Transactions (i) shall not be prohibited by any Requirement of Law, (ii) shall not subject the Purchasers to any material penalty or other commercially unreasonable condition under or pursuant to any Requirement of Law, and (iii) shall be permitted by all Requirements of Law to which the Purchasers or the Transactions are subject.

5.06        Restated Charter.  The Company shall have delivered to the Purchasers a copy of the Restated Charter certified by the Secretary of State of Delaware as of a recent date.

5.07        Opinions of Counsel.  The Purchasers shall have received the opinions of McDermott, Will & Emery, the Company and RBCA’s legal counsel (“MWE”), dated as of the Closing Date, in form and substance attached hereto as Exhibit D and Exhibit E.

5.08        Good Standing Certificates.  The Company shall have delivered to the Purchasers as of the Closing Date, good standing certificates for the Company and RBCA for each of their respective jurisdictions of incorporation, in each case dated within five (5) days of the Closing Date.

5.09        Officer’s Certificate.  The Purchasers shall have received a certificate of the Company’s chief executive officer and chief financial officer dated as of the Closing Date certifying:

(i)            that the closing conditions set forth in Sections 5.01 through 5.06 have been satisfied;

(ii)           that the resolutions of the Board of Directors attached thereto (which resolutions shall have, among other things, (A) authorized all of the Transactions to which the Company is a party, (B) approved this Agreement and the Amended Stockholders Agreement, (C) authorized the Company to make the Capital Contribution; and (D) set forth the Board of Directors’ determination that the terms of the Transactions are no less favorable to the Company or its Subsidiaries than those that could be obtained as of the Closing Date in arms’-length dealings with a Person who is not an Affiliate of the Company or its Subsidiaries) were duly adopted and have not been rescinded or amended;

(iii)          that the resolutions of the “disinterested” members of the Board of Directors attached thereto (which resolutions shall have, among other things, (A) authorized all of the Transactions to which the Company is a party, (B) approved this Agreement, and (C) determined that the terms of the Transactions are no less favorable to the Company or its Subsidiaries than those that could be obtained as of the Closing Date in arms’-length dealings with a Person who is not an Affiliate of the Company or its Subsidiaries) were duly adopted and have not been rescinded or amended;

(iv)          that other than the December Defaults, there are no “defaults” or “events of default” in existence and continuing under the RBCA Indenture, the Company Indenture or the Credit Agreement; and

(v)           as to the incumbency and specimen signature of each officer of the Company executing this Agreement on behalf of the Company.

5.10        RBCA Officer’s Certificate.  The Purchasers shall have received a certificate of RBCA’s chief executive officer and chief financial officer dated as of the Closing Date certifying:

(i)            that the closing conditions set forth in Sections 5.01 through 5.06 have been satisfied;

(ii)           that the resolutions of the RBCA Board attached thereto (which resolutions shall have, among other things, (A) authorized all of the Transactions to which RBCA is a party, (B) approved this Agreement, (C) authorized RBCA to accept the Capital Contribution; and (D) determined that the terms of the Transactions are no less favorable to the Company or its Subsidiaries than those that could be obtained as of the Closing Date in arms’-length dealings with a Person who is not an Affiliate of the Company or its Subsidiaries) were duly adopted and have not been rescinded or amended;

(iii)          that the resolutions of the “disinterested” members of the RBCA Board attached thereto (which resolutions shall have, among other things, (A) authorized all of the Transactions to which RBCA is a party, (B) approved this Agreement, and (C) determined that the terms of the Transactions are no less favorable to the Company or its Subsidiaries than those that could be obtained as of the Closing Date in arms’-length dealings with a Person who is not an Affiliate of the Company or its Subsidiaries) were duly adopted and have not been rescinded or amended;

(iv)          that other than the December Defaults, there are no “defaults” or “events of default” in existence and continuing under the RBCA Indenture, the Company Indenture or the Credit Agreement; and

(v)           as to the incumbency and specimen signature of each officer of RBCA executing this Agreement on behalf of the RBCA.

5.11        Amended Stockholders Agreement.  With respect to each Purchaser, the Amended Stockholders Agreement shall have been duly executed and delivered by all of the parties thereto (other than such Purchaser).

5.12        Contemporaneous Participation.  With respect to each Purchaser, the other Purchaser shall have contemporaneously funded its portion of the Purchase Price as contemplated in Section 2.03.

5.13        Payment of Whitney Fees.  With respect to Whitney V, the Company or RBCA shall have paid the Whitney Fees to Whitney and its counsel, as applicable, in accordance with Whitney’s written instructions.

ARTICLE 6

CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

TO SELL AND ISSUE THE CLASS A SHARES

The obligations of the Company to sell and issue the Class A Shares to the Purchasers shall be subject to the satisfaction of, or waived by, the Company of the following conditions precedent on or before the Closing Date.

6.01        Purchase Price.  The Purchasers shall have delivered the Purchase Price to the Company as contemplated under Section 2.03.

6.02        Representations and Warranties.  The representations and warranties of the Purchasers contained herein shall be true and correct in all material respects (other than any such representations and warranties that are qualified by materiality or material adverse effect, which shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as to a specific date, which representations and warranties shall be true and correct at and as of such date).

6.03        No Material Judgment or Order.  There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Company, would prohibit the purchase of the Class A Shares hereunder or subject the Company to any penalty or other commercially unreasonable condition under or pursuant to any Requirement of Law.

6.04        No Litigation.  No action, suit, investigation or proceeding before any court or any Governmental Authority shall have been commenced against the Purchasers, the Company, or any of its Subsidiaries seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions.

6.05        Sale of Securities Permitted by Applicable Laws.  The sale and issuance of the Class A Shares hereunder and the consummation of each of the other Transactions shall not be prohibited by any Requirement of Law.

6.06        Amended Stockholders Agreement.  The Amended Stockholders Agreement shall have been duly executed and delivered by all of the parties thereto (other than the Company).

ARTICLE 7

COVENANTS

7.01        Public Announcements.  The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transactions and, except as may be required by applicable law or the rules of, or any listing agreement with, any national securities exchange, shall not issue any such press release or make any such public statement prior to such consultation.

7.02        Use of Proceeds.  Immediately upon receipt of the cash proceeds from the sale of the Class A Shares hereunder, the Company shall contribute such proceeds to the capital of RBCA (the “Capital Contribution”).

7.03        Schaublin Refinancing; Redesignation.  The Company and RBCA hereby covenant and agree that promptly following the Closing, the Company and RBCA will cause all indebtedness of Schaublin to be refinanced pursuant to an amendment of the Credit Agreement to be entered into by the Company and certain of its Subsidiaries immediately following the Closing.  Promptly following consummation of the refinancing of the Schaublin indebtedness and the release of the related Liens on the capital stock and assets of Schaublin and its Subsidiaries, the Company and RBCA will redesignate each of Schaublin Holdings S.A., Schaublin SA, J. Bovagnet SA and Myonic SAS Les Ulis (F) as a “restricted subsidiary” under the Company Indenture and the RBCA Indenture.  The Company and RBCA acknowledge that the Purchasers have been induced to enter into this Agreement and the Transactions by, among other things, the covenants and agreements contained in this Section 7.03.

7.04        Trustee Matters.  The Company and RBCA hereby covenant and agree that not later than the next Business Day after the Closing Date, RBCA will, and the Company shall cause RBCA to, deliver to the Trustee a notice in the exact form and substance attached hereto as Exhibit B, together with the opinion of MWE in the exact form and substance attached hereto as Exhibit C.  The Company and RBCA acknowledge that the Purchasers have been induced to enter into this Agreement and the Transactions by, among other things, the covenants and agreements contained in this Section 7.04.

7.05        Covenant to Consult with Whitney.  The Company and RBCA hereby covenant and agree, and they agree to cause their respective executive officers, to consult with representatives of Whitney regarding significant events or circumstances affecting the Company or its Subsidiaries’ compliance with obligations arising under the RBCA Indenture, the Company Indenture, the Credit Agreement, the Exchange Act and the rules and regulations of the Commission (i) when possible, prior to the occurrence of such events or circumstances, and (ii) when prior consultation is not possible, promptly following the occurrence of such events or circumstances.  For the avoidance of doubt, any event or circumstance that would or could reasonably be expected to result in a default or event of default under any of the foregoing shall be deemed to be a “significant event or circumstance” under this Section 7.04.  The Company and RBCA acknowledge that Whitney V has been induced to enter into this Agreement and the Transactions by, among other things, the covenants and agreements contained in this Section 7.05.  This Section 7.05 will survive so long as Whitney V or its Affiliates continue to hold 20% of the aggregate capital stock of the Company they collectively hold as of the Closing.

7.06        Restrictive Covenants.  So long as any Class A Shares are outstanding, except as expressly contemplated in connection with the Transactions, neither the Company nor any of its Subsidiaries will make any payment outside the ordinary course of business (including, without limitation, any (i) dividends or repurchases of capital stock (other than in respect of the Senior Preferred Stock), (ii) investments or (iii) capital expenditures (other than capital expenditures contemplated in the Company’s budget as approved by the Board of Directors with the affirmative participation of directors designated by Whitney or its Affiliates) without the prior written consent of the holders of a majority of the outstanding Senior Preferred Shares.

ARTICLE 8

INDEMNIFICATION

8.01        Indemnification.  In addition to all other sums due hereunder or provided for in this Agreement, the Company agrees to indemnify and hold harmless the Purchasers and their Affiliates and each of their respective officers, directors, agents, employees, Subsidiaries, partners, members, attorneys, accountants and controlling persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages (other than consequential damages or lost profits), expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses, or diminution in value (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty, covenant or agreement of the Company or any of its Subsidiaries in this Agreement, including without limitation, the failure to make payment when due of amounts owing pursuant to this Agreement, on the due date thereof; provided, however, that the Company shall not be liable under this Section 8.01 to an Indemnified Party: (a) for any amount paid by the Indemnified Party in settlement of claims by the Indemnified Party without the Company’s consent (which consent shall not be unreasonably withheld), (b) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the willful misconduct or gross negligence of such Indemnified Party or (c) to the extent that it is finally judicially determined that such Liabilities resulted primarily from the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement; provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities which shall be permissible under applicable laws.  In connection with the obligation of the Company to indemnify for expenses as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Party for all such expenses (including, without limitation, fees, disbursements and other charges of counsel and costs of investigation incurred by an Indemnified Party in any action or proceeding between the Company (or any of its Subsidiaries) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement.

8.02        Procedure; Notification.  Each Indemnified Party under this Article 8 shall, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Company under this Article 8, notify the Company in writing of the commencement thereof.  The omission of any Indemnified Party so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Party unless, and only to the extent that, such omission results in the forfeiture by any such Person of substantive rights or defenses.  In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense.  Notwithstanding the foregoing, in any action, claim or proceeding in which the Company, on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Company and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between the Company, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this Article 8 for more than one firm of attorneys in any jurisdiction in any one legal action or group of related legal actions.  The Company agrees that it shall not, without the prior written consent of the Purchasers, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchasers and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.  The Company shall not be liable for any settlement of any claim, action or proceeding effected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld.

8.03        Manner of Payment.  Any indemnification of the Indemnified Parties pursuant to Section 8.01 shall be paid by the Company by wire transfer of immediately available funds to an account designated by the applicable Purchaser.  Notwithstanding the foregoing to the contrary, if the Company delivers to the Purchasers an opinion of outside counsel of the Company (a “Blockage Opinion”), relying upon any facts provided by the Company and cited in such opinion, in form and substance reasonably satisfactory to the Purchasers, to the effect that a Contractual Obligation governing the Company or its Subsidiaries’ Indebtedness would prohibit the Company from paying all or any portion of an indemnification payment as described above, the Company shall promptly pay the prohibited portion of such payment (the “Blockage Amount”) by issuing to each Purchaser (or its designee) that number of shares of Preferred Stock determined by dividing (i) the Blockage Amount by (ii) $3,000.  Each Blockage Opinion shall describe in reasonable detail the basis for any prohibition on the relevant indemnification payment, which description shall, among other things, identify the relevant Contractual Obligations.  The Company agrees that at such time as the prohibitions described in any Blockage Opinion would no longer prohibit the payment by the Company in cash of the applicable indemnification payment, the Company shall repurchase from each Purchaser (or its Permitted Transferees) the maximum number of Indemnification Shares permitted to be repurchased by the Company under applicable law.  If the Company’s (or its Subsidiaries’) funds which are legally available for repurchase of the Indemnification Shares are insufficient to repurchase all of the Indemnification Shares outstanding, (i) the Company shall use commercially reasonably efforts to arrange for financing sufficient to repurchase all of the Indemnification Shares outstanding and (ii) in the event that the Company is unable to arrange for such financing, at any time thereafter when additional funds of the Company (or its Subsidiaries) are legally available for the repurchase of the Indemnification Shares, such funds will immediately be used to repurchase the balance of the Indemnification Shares which the Company has become obligated to repurchase hereunder but which it has not repurchased.  For purposes hereof, the term “Indemnification Shares” shall mean all shares of Preferred Stock issued pursuant to this Section 8.03.

8.04        Taxes.  In addition to the rights provided in Section 8.01 above, if against the intention of the Parties hereto, the receipt of the Call Price by a Purchaser is required to be treated by such Purchaser or its partners as taxable income, then the Company and RBCA hereby agree to indemnify and hold harmless such Purchaser and its partners against any liability for federal, state or local income taxes and/or any loss or diminution in such Purchaser or its partners’ tax attributes that may result from such treatment.  Any indemnification of the Purchasers or their partners pursuant to this Section 8.04 shall be paid by the Company or RBCA within five (5) Business Days of the Company’s receipt of notice thereof from the applicable Purchaser.  Such payment shall be made by wire transfer of immediately available funds to the account(s) designated by the applicable Purchaser.

8.05        Exclusive Remedy.  Except as set forth in Section 9.01(e) and except with respect to losses arising from the Company’s gross negligence or willful misconduct, this Article 8 shall be the exclusive remedy of the Purchasers with regard for losses, claims, damages, expenses or other liabilities arising from the transactions contemplated by this Agreement.

ARTICLE 9

COVENANTS REGARDING SENIOR PREFERRED SHARES

9.01        Special Call Option on Class A Shares.

(a)           Special Call Option.  The Company shall be entitled at anytime and from time to time to compel the Purchasers to sell to the Company (the “Special Call Option”) all of the Class A Shares at a per share purchase price equal to the Call Price.  For the avoidance of doubt, the Company may not exercise the Special Call Option unless it contemporaneously purchases all of the Class A Shares held by each Purchaser.

(b)           Board Designee.  If the Company fails to exercise the Special Call Option and pay the entire Call Price owing with respect thereto prior to 5:00 p.m. E.S.T. on Tuesday, February 11, 2003, then the size of the Board of Directors and the RBCA Board shall each immediately be increased by one (1) and Whitney V shall immediately become entitled to designate an individual to fill such newly created directorships; provided, that such individual, if not an employee of Whitney, shall be reasonably acceptable to Hartnett.  Such individual will serve until his or her earlier death, resignation or removal by Whitney V in accordance with Section 5.1 of the Amended Stockholders Agreement.  Thereafter, any resulting vacancy in such directorships may only be filled by Whitney V as provided in the Amended Stockholders Agreement.  The parties hereto agree to take all actions necessary or desirable to give effect to the provisions of this Section 9.01(b) without delay.

(c)           Method of Exercise.  The Company may elect to exercise the Special Call Option by delivering written notice (the “Special Call Notice”) to the Purchasers of such election.

(d)           Obligation to Sell/Purchase; Closing.  In the event that the Company elects to exercise the Special Call Option, then the Company shall be obligated to purchase from each Purchaser (and each Purchaser shall be obligated to sell to the Company) all of his or its Class A Shares subject to such election (as set forth in the applicable Special Call Notice) at a per share purchase price equal to the Call Price, payable by wire transfer of immediately available funds to the account or accounts designated by the Purchasers.  The closing of the purchase and sale of the Class A Shares pursuant to this Section 9.01 shall take place at the principal office of the Company, or at such other place as the Parties may agree.

(e)           Disgorgement of Proceeds.  If at any time following the Company’s exercise of the Special Call Option and payment in full of the entire Call Price owing in respect thereof, any Purchaser or its Permitted Transferee (as defined in the Stockholders Agreement) is required (or otherwise agrees in the context of a legal dispute) to return or disgorge all or any portion of the proceeds thereof to the Company or any of its or its Subsidiary’s creditors, in addition to such Purchaser or Permitted Transferee’s rights under Article 8 and any other rights or remedies available by law or otherwise, the Company shall immediately reissue to such Purchaser or Permitted Transferee the number of Class A Shares previously held by such Purchaser or Permitted Transferee as is proportional to the percentage that the proceeds returned or disgorged represent of the total proceeds received by such Purchaser (or Permitted Transferee) on exercise of the Special Call Option).

9.02        Priority of Preferred Stock.  So long as any Senior Preferred Share remains outstanding, without the prior approval of the holders of a majority of the Senior Preferred Shares then outstanding, the Company shall not declare or pay any dividends (other than dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges, or other recapitalizations in which such dividends are made in the form of Common Stock) or other distributions of any kind on, nor shall the Company redeem, purchase or acquire any shares of Junior Securities (other than repurchases of shares of Common Stock from present or former employees of the Company and its Subsidiaries pursuant to written agreements in effect as of the Original Issue Date of the Senior Preferred Shares) unless and until the Call Price is paid in full or set aside for payment or the Senior Preferred Shares are otherwise purchased by the Company.

9.03        Reservation of Shares; Other Assurances.  The Company agrees that it shall at all times reserve and keep available out of its authorized but unissued shares of Preferred Stock, solely for the purpose of issuance pursuant to Section 8.03 or 9.01(e) above or pursuant to the Prior Purchase Agreements, such number of shares of Preferred Stock that may be required to be issued hereunder or thereunder.  All shares of Preferred Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, Liens (other than those arising under the Stockholders Agreement or pursuant to applicable securities laws) and charges other than Liens and charges on the assets of, or arising from actions of, the holders of such shares.  The Company agrees to take all such actions as may be necessary to assure that all such shares of Preferred Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Preferred Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).  The Company shall assist and cooperate with the Purchasers to the extent that it is required to make any governmental filings or obtain any governmental approval prior to or in connection with any issuance of Senior Preferred Shares hereunder (including, without limitation, making any filings required to be made by the Company).

ARTICLE 10

MISCELLANEOUS

10.01      Survival of Representations and Warranties and Covenants.  All of the representations and warranties made by the Company and RBCA in Article 3 hereof and all of the covenants and agreements set forth in Article 7 hereof shall survive the execution and delivery of this Agreement and any investigation made by or on behalf of any Purchaser.

10.02      Notices.  All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier (with receipt confirmed), courier service or personal delivery:

if to Whitney V, to:

Whitney V, L.P.
177 Broad Street
Stamford, Connecticut 06901
Telecopier No.:	(203) 973-1422
Attention:	Michael R. Stone
Ransom A. Langford
Kevin Curley

with a copy (which shall not constitute notice to Whitney V), to:

Kirkland & Ellis
153 East 53rd Street
New York, New York 10022
Telecopier No.:	(212) 446-4900
Attention:	Frederick Tanne, Esq.

if to any of Hartnett, the Company or RBCA, to:

Roller Bearing Holding Company, Inc.
60 Round Hill Road
Fairfield, Connecticut 06430
Telecopier No.:	(203) 256-0775
Attention:	Dr. Michael J. Hartnett, C.E.O.

with a copy (which shall not constitute notice to such Party), to:

McDermott, Will & Emery
50 Rockefeller Plaza
New York, New York 10020
Telecopier No.:	(212) 547-5444
Attention:	C. David Goldman, Esq.

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; if mailed, five (5) Business Days after being deposited in the mail, postage prepaid; or if telecopied, when receipt is acknowledged.

10.03      E-Documents.  The Company shall, promptly following the Closing, cause its MWE to deliver via e-mail to Whitney and Kirkland & Ellis, electronic versions of the documents prepared by the Company in connection with the Transactions in either MicroSoft Word or PDF Format.  The Whitney copies shall be e-mailed to bdimartino@whitney.com, with copies to msalvator@whitney.com.

10.04      Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Subject to applicable securities laws, each Purchaser may assign any of its rights under this Agreement to any Person, provided that after the Closing, such rights may only be assigned to a Permitted Transferee of such Purchaser.  The Company may not assign any of its rights, or delegate any of its obligations, under this Agreement without the prior written consent of the Purchasers, and any such purported assignment by the Company without the written consent of the Purchasers shall be void and of no effect.  Except as provided in Article 8 and Article 9, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

10.05      Amendment and Waiver.

(a)           No failure or delay on the part of any of the Parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Parties hereto at law, in equity or otherwise.

(b)           Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which made or given.  No amendment, supplement or modification of or to any provision of this Agreement, or any waiver of any such provision or consent to any departure by any party from the terms of any such provision may be made orally. Except where notice is specifically required by this Agreement, no notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

10.06      Signatures; Counterparts.  Telefacsimile transmissions of any executed original document and/or retransmission of any executed telefacsimile transmission shall be deemed to be the same as the delivery of an executed original.  At the request of any party hereto, the other parties hereto shall confirm telefacsimile transmissions by executing duplicate original documents and delivering the same to the requesting Party or Parties.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.07      Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

10.08      GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED IN ACCORDANCE WITH, AND ENFORCED UNDER, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS OR INSTRUMENTS ENTERED INTO AND PERFORMED ENTIRELY WITHIN SUCH STATE.

10.09      JURISDICTION, WAIVER OF JURY TRIAL, ETC.

(a)           EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT THE ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CLASS A SHARES, OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM.  EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 10.02, SUCH SERVICE TO BECOME EFFECTIVE 10 DAYS AFTER SUCH MAILING.

(b)           EACH PARTY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE CLASS A SHARES, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH OF THE COMPANY AND ITS SUBSIDIARIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF WHITNEY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT WHITNEY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT EACH PURCHASER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

10.10      Severability.  If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions of this Agreement.  The parties hereto further agree to replace such invalid, illegal or unenforceable provision of this Agreement with a valid, legal and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

10.11      Rules of Construction.  Unless the context otherwise requires, “or” is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

10.12      Entire Agreement.  This Agreement, together with the exhibits and schedules hereto, and the Amended Stockholders Agreement are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the exhibits and schedules hereto, and the Amended Stockholders Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.

10.13      Expenses.  Except as expressly provided herein, the parties hereto shall pay their respective expenses (including, without limitation, fees, charges and disbursements of counsel) incurred in connection with the negotiation, execution and performance of this Agreement and the matters related hereto.

10.14      Publicity.  Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other party hereto.  If any announcement is required by law to be made by any party hereto, prior to making such announcement such party shall deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.  Notwithstanding the foregoing, Whitney and its affiliates may list the Company’s name and logo, and describe the Company’s business in their marketing materials and may post such information on their website.

10.15      Further Assurances.  Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including, without limitation, any post-closing assignment(s) by any Purchaser of a portion of the Securities to a Person not currently a party hereto.

10.16      No Strict Construction.  The Parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Preferred Stock Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

ROLLER BEARING HOLDING COMPANY, INC.

By:	/s/ Dr. Michael J. Hartnett
Name:	Dr. Michael J. Hartnett
Title:	President

ROLLER BEARING COMPANY OF AMERICA, INC.

By:	/s/ Dr. Michael J. Hartnett
Name:	Dr. Michael J. Hartnett
Title:	President

WHITNEY V, L.P.

By:	Whitney Equity Partners V, LLC, its general partner

By:	/s/Duly Authorized Signatory
Name:	Duly Authorized Signatory
Title:	Duly Authorized Signatory

/s/ Dr. Michael J. Hartnett
Dr. Michael J. Hartnett

SCHEDULE I

Investment Allocation

PURCHASER	CLASS A SHARES	PURCHASE PRICE	PRO RATA SHARE
Whitney V	809.49	$2,428,470.00	19.7%
Hartnett	198.92	$596,760.00	80.3%
Total	1,008.41	$3,025,230.00	100.0%

EXHIBIT A

Restated Charter and ByLaws

(See attached)

EXHIBIT B

Trustee Notice

(See attached)

EXHIBIT C

OPINION TO TRUSTEE

(See attached)

EXHIBIT D

OPINION TO PURCHASERS REGARDING BOND MATTERS

(See attached)

EXHIBIT E

OPINION TO PURCHASERS REGARDING OTHER CUSTOMARY MATTERS

(See attached)

EXHIBIT F

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

(See attached)

F-1